Exhibit 10.3
EAGLE MATERIALS INC.
CONCRETE AND AGGREGATES COMPANIES
SALARIED INCENTIVE COMPENSATION PROGRAM
FOR FISCAL YEAR 2009
1. Bonus Pool
     To insure reasonableness and affordability the available funds for bonus payments are determined as a percent of earnings of Eagle Materials Inc.’s concrete and aggregate companies. The actual percentage may vary from year to year.
     For Fiscal Year 2009, the bonus pool for each concrete and aggregate company shall be equal to 2.25% of each company’s operating profit.
     Participants must be employed at fiscal year-end to be eligible for any bonus award. Awards may be adjusted for partial year participation for participants added during a year.
     Eagle Materials CEO retains the final right of interpretation and administration of the plan and to amend or terminate the plan at any time.
2. Eligibility
     The Eagle Materials Concrete and Aggregate EVP, the subsidiary concrete/aggregates company Presidents, V.P. Sales and Plant Managers will be in the plan. Additional participants who have management responsibilities or are in a professional capacity that can measurably impact earnings may be recommended by subsidiary company presidents subject to the approval of the Eagle Materials Concrete and Aggregate EVP and Eagle Materials CEO. The addition of new participants will not affect the total pool available but will in effect dilute the potential bonuses of the original participants.
     A participant must be an exempt salaried manager or professional. No hourly or non-exempt employee may participate. Participants in this plan may not participate in any other company incentive plan with monetary awards, except for the Concrete and Aggregate Companies’ Long-Term Compensation Program, the Eagle Materials Long- Term Compensation Program and the Eagle Materials Special Situation Program.
3. Allocation of Pool
     The subsidiary concrete/aggregates company Presidents will each be eligible for 20% — 40% of the pool funded from their respective subsidiary company. The subsidiary concrete/aggregates company Presidents will recommend the distribution of the remainder of their subsidiary company pool. The participants in the plan and their percentage of the pool will require approval of the Eagle Materials Concrete and Aggregate EVP and Eagle Materials CEO at the beginning of the fiscal year for which the bonus is being earned.

     The subsidiary concrete/aggregates company President’s bonus opportunity will be 50% specific, objective goals and 50% discretionary as determined by Eagle Materials Concrete and Aggregate EVP taking into consideration overall job performance and compliance with Eagle Materials Policies and Code of Ethics. All participants in the plan must have the ability to significantly affect the performance of the subsidiary company by achieving measurable, quantifiable, objectives. The subsidiary company Presidents will determine the objective and discretionary balance of bonus opportunities for the participants in their companies subject to approval by Eagle Materials Concrete and Aggregate EVP and Eagle Materials CEO.
4. Objective Criteria
     Objective setting is essential to an effective incentive compensation plan and should be measurable and focus on areas that have meaningful impact on our operational performance. Having selected objectives, it is also important to establish a reference point for that objective which indicates expected performance.
     In addition to consideration of the budget plan as a reference, we will consider historic performance of a facility, equipment design standards, industry standards, comparable values from other companies or like situations and any other qualified source or established reference points or basis for determining performance.
     To illustrate the need for the selection of an objective, the reference point and how performance deviation from the reference is judged, let’s look at safety as an example. Let’s suppose a company plans 0 lost time accidents, which is reasonable to plan. If they have 1 lost time accidents, is the performance a total failure, poor, fair or reasonable? If they have 2 lost time accidents, is the performance unacceptable, poor, fair or reasonable? From this information it would be difficult to assess their overall safety performance. We could give consideration to the number of incidents requiring doctor’s treatment. We could include an evaluation of worker’s compensation claims or dollars spent. As an alternative to these, we could use industry statistics available from an authoritative source such as MSHA or OSHA which show accident frequency and severity ratio for comparable facilities. We could establish a mean or average as our reference point, based on accident frequency and severity, and agree to a bonus adjustment according to our percentile ranking with comparable industry.
     Because our basic products are commodities the level of prices in a given market area are established by supply and demand over which local management has little control. Through price leadership, local management can affect prices in a small range around supply-demand equilibrium. Accordingly, one of the performance criteria might still be pricing but this does not indicate that an overall bad or good market is itself a performance indicator of local management. For bonus purposes, they should neither be penalized nor rewarded for the general economic conditions.
     Fixed assets is another area over which local management exercises limited control. Each manager basically has to work with the fixed assets he is assigned. Local management can exercise considerable control over current assets such as receivable and inventory but, as a heavily capitalized industry with limited transportability, local management essentially has to do the best they can with the PP&E they are assigned.

     Typical examples for consideration:
•	Sales
•	Volumes — cubic yards, tons

•	Price — cubic yards, tons
•	Costs
•	Per yard of dry materials

•	Per ton of aggregates (produced)

•	Maintenance per cubic yard

•	Delivery per cubic yard
•	Gross margins

•	Accuracy of monthly reprojections

•	Safety

•	Housekeeping & Appearance Production — Efficiency
•	Concrete yards per truck

•	Concrete yards per batch plant

•	% utilization of dry/wet plants
•	Productivity
•	Man hours per concrete yard — plant

•	Man hours per concrete yard — delivery

•	Aggregates — TPH
•	Overhead Cost
•	T & E

•	Bad debt expense
•	Working capital -
•	Receivables — stated as DSO

•	Inventory R&O, raw materials, fuel, payables or process
•	Quality — Uniformity, specific product application

•	Long-term planning
•	Reserves

•	Environmental compliance

•	Maintenance — protection of assets
•	Personnel
•	Organization

•	Training
•	Union relations
•	Other profits
•	Associated business lines

•	Sale of surplus assets

•	Lease or rental income
5. Measuring Performance
     At the close of the fiscal year each subsidiary concrete/aggregates company President will review the performance of their respective subsidiary company versus the objectives submitted at the beginning of the year and recommend to Eagle Materials Concrete and

Aggregate EVP distribution of the pool to the participants. Distribution of the pool requires approval of both Eagle Materials Concrete and Aggregate EVP and Eagle Materials CEO.
     Any portion of the Company Operating Pool not paid out (unearned) or forfeited will be added to the Special Situation Program (the “SSP”) at Corporate.
     At anytime during the fiscal year each concrete and aggregate company President may also recommend to the Eagle Materials Concrete and Aggregate EVP and CEO an SSP award to recognize outstanding individual performances.

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